Exhibit 99.1

Contact:  Terry L. Robinson

President & CEO

trobinson@northbaybancorp.com

707-252-5024

PRESS RELEASE

For Immediate Release

NORTH BAY BANCORP ANNOUNCES EARNINGS FOR FOURTH QUARTER 2006

NET INCOME FOR YEAR 2006 INCREASES 7.4% to $7.1 MILLION

NAPA, California--March 7, 2007—North Bay Bancorp (NASDAQ:NBAN), parent of The Vintage Bank and its Solano Bank Division, today announced full year 2006 net income of $7.1 million, or $1.66 per diluted share, compared to net income of $6.6 million, or $1.56 per diluted share, for 2005. For the fourth quarter of 2006, net income was $1.9 million, or $0.43 per diluted share, compared to $1.8 million, or $0.42 per diluted share for the same period a year ago.

Total assets as of December 31, 2006 were $655 million, compared to $603 million a year ago, representing a 9% increase.  Total loans (net of the allowance for loan losses and deferred fees) and deposits were $456 million and $476 million, respectively, as of December 31, 2006, compared to $410 million and $516 million, respectively, at year-end 2005.

“We are pleased with the results for the fourth quarter and year 2006, given the challenging rate environment facing our industry and the stiff competition for deposits in our markets,” stated Terry L. Robinson, President and Chief Executive Officer of North Bay Bancorp.

North Bay reported a tax equivalent net interest margin of 5.19% for the full year 2006, compared to 5.35% for 2005. For the fourth quarter of 2006, the Company reported a net interest margin of 5.03%, compared to 5.52% for the same period a year ago.  The decrease in net interest margin in 2006 as compared with 2005 was due to the combination of increases in interest rates and the mix of interest bearing liabilities.   Michael W. Wengel, Executive Vice President and Chief Financial Officer stated, “Short term interest rates on deposits and wholesale borrowings increased more than rates paid on interest earning assets.  Loan growth of $46 million coupled with deposit balance decreases of $41 million led to an $85 million increase in higher rate wholesale borrowings”.

During the full year 2006, the Company had net charge-offs of $72,000 or 0.016% of average gross loans. Non-performing loans were $250,000 at December 31, 2006, representing 0.05% of total loans. The Company recorded $200,000 to the provision for loan losses in 2006. During the fourth quarter, the Company had net charge-offs of $12,000, or 0.003% of average gross loans.  The allowance for loan losses was 1.10% of total loans (net of deferred fees) at December 31, 2006.

The tax equivalent efficiency ratio, which measures non-interest expense as a percentage of tax equivalent net interest income plus non-interest income, was 64.23% for 2006, as compared to 63.85% for 2005.  This ratio increased slightly, primarily due to the nominal 1.5% increase in net interest income, which offset the effect of improved expense management as evidenced by a modest 6.1% increase in non-interest expense coupled with an 11.9% increase in non-interest income.

As of December 31, 2006, total shareholders' equity was $58.1 million. Book value per share was $13.94, an increase of 8.7% over the prior year-end.

On January 18, 2007, the Company announced its agreement to merge with Umpqua Holdings Corporation. The agreement provides for North Bay Bancorp shareholders to receive 1.217 shares of Umpqua common stock for each share of North Bay Bancorp common stock, giving the merger a total value of approximately $156 million, based on the closing price of Umpqua’s common stock on the date prior to announcement of the proposed merger.  The boards of both companies have approved the transaction, which is subject to regulatory approval and approval by the shareholders of North Bay Bancorp, as well as other customary conditions of closing.

On February 26, 2007, the Board of Directors of North Bay Bancorp declared a $0.14 per share cash dividend for shareholders of record as of March 8, 2007, payable on March 26, 2007.

About North Bay Bancorp

North Bay Bancorp is the holding company for The Vintage Bank in Napa County and Solano Bank, a Division of The Vintage Bank, in Solano County.  This full-service commercial bank offers a wide selection of deposit, loan and investment services to local consumers and small business customers.  The Vintage Bank opened in 1985 and now operates six banking offices in Napa County, Northern California’s number one tourist destination and the nation’s premier wine producing region.  The main office and two branch offices are located in the city of Napa.  Vintage also has branches in the city of St. Helena, American Canyon and the southern industrial area of Napa County.  Solano Bank, a Division of The Vintage Bank, launched in July 2000, has offices in the primary cities along the I-80 corridor of Solano County, including Vacaville, Fairfield, Vallejo and Benicia and an off-site ATM facility in downtown Fairfield.  Solano County is projected to be the fastest growing county in Northern California through year 2030, and is attracting businesses and residents with a quality lifestyle, affordable housing and business-friendly attitudes.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries.  All financial results are unaudited and therefore subject to change.  These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and its Solano Bank Division.  These forward-looking statements involve certain risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities:  (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment on interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; (5) finalization of the year-end audit results and (6) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.

	CONSOLIDATED INCOME STATEMENT
	(in $000's except per share data; unaudited)
	3-Month Period Ended:			12-Month Period Ended:
	12/31/2006	12/31/2005	% Change	12/31/2006	12/31/2005	% Change
Interest Income
Loans, including fees	$ 9,201	$ 7,598	21.1%	$ 33,923	$ 28,516	19.0%
Investment securities:
Taxable	841	986	-14.7%	3,759	3,498	7.5%
Tax exempt	143	201	-28.9%	820	541	51.6%
Fed funds sold	401	379	5.8%	478	1,187	-59.7%
Total interest income	10,586	9,164	15.5%	38,980	33,742	15.5%

Interest Expense
Deposits	1,605	1,110	44.6%	5,485	3,790	44.7%
Other borrowings	1,299	139	834.5%	3,459	552	526.6%
Junior subordinated debentures	240	195	23.1%	942	740	27.3%
Total interest expense	3,144	1,444	117.7%	9,886	5,082	94.5%
Net Interest income	7,442	7,720	-3.6%	29,094	28,660	1.5%
Provision for loan losses	-	100	-100.0%	200	815	-75.5%
Net interest income after provision for loan losses	7,442	7,620	-2.3%	28,894	27,845	3.8%

Noninterest Income
Service charges and other fees	522	495	5.5%	2,073	2,073	0.0%
Gain on sale of investment securities	-	-	0.0%	18	-	0.0%
Other income	547	475	15.2%	2,456	1,991	23.4%
Total noninterest income	1,069	970	10.2%	4,547	4,064	11.9%

Operating Expenses
Salaries & Benefits	3,236	2,950	9.7%	12,665	11,171	13.4%
Occupancy	484	470	3.0%	1,845	1,787	3.2%
Equipment	570	471	21.0%	2,002	2,037	-1.7%
Other	1,227	1,861	-34.1%	5,949	6,176	-3.7%
Total operating expenses	5,517	5,752	-4.1%	22,461	21,171	6.1%

Income before provision for income taxes	2,994	2,838	5.5%	10,980	10,738	2.3%
Provision for Income Taxes	1,108	1,069	3.6%	3,854	4,105	-6.1%
Net Income	$ 1,886	$ 1,769	6.6%	$ 7,126	$ 6,633	7.4%

NET CHARGE-OFFS (RECOVERIES)	$ 12	$ 8	NM	$ 72	$ 27	NM
Net charge-offs (recoveries) to
Average Gross Loans	0.003%	0.002%		0.016%	0.007%

PER SHARE DATA	3-Month Period Ended:			12-Month Period Ended:
	12/31/2006	12/31/2005	% Change	12/31/2006	12/31/2005	% Change
Basic Earnings per Share	$ 0.46	$ 0.43	7.0%	$ 1.73	$ 1.63	6.1%
Diluted Earnings per Share	$ 0.43	$ 0.42	2.4%	$ 1.66	$ 1.56	6.4%
Common Dividends Paid	$ -	$ -		$ 0.14	$ 0.14	0.0%
Wtd. Avg. Shares Outstanding	4,154,395	4,094,744		4,131,157	4,074,163
Wtd. Avg. Diluted Shares	4,313,026	4,265,337		4,289,794	4,254,100
Book Value per Basic Share (EOP)	$ 13.94	$ 12.82	8.7%	$ 13.94	$ 12.82	8.7%
Common Shares Outstanding. (EOP)	4,169,845	3,904,651		4,169,845	3,904,651
KEY FINANCIAL RATIOS	3-Month Period Ended:			12-Month Period Ended:
	12/31/2006	12/31/2005		12/31/2006	12/31/2005
Return on Average Equity	13.04%	14.04%		13.24%	13.94%
Return on Average Assets	1.14%	1.12%		1.13%	1.11%
Net Interest Margin (Tax-Equivalent)	5.03%	5.52%		5.19%	5.35%
Efficiency Ratio (Tax-Equivalent)	63.04%	65.28%		64.23%	63.85%

AVERAGE BALANCES	3-Month Period Ended:			12-Month Period Ended:
	12/31/2006	12/31/2005	% Change	12/31/2006	12/31/2005	% Change
Average Assets	$ 659,395	$ 624,224	5.6%	$ 628,419	$ 595,905	5.5%
Average Earning Assets	$ 593,269	$ 564,787	5.0%	$ 569,026	$ 540,644	5.2%
Average Gross Loans & Leases	$ 471,374	$ 409,219	15.2%	$ 449,724	$ 402,770	11.7%
Average Deposits	$ 480,628	$ 538,380	-10.7%	$ 485,399	$ 514,454	-5.6%
Average Equity	$ 57,403	$ 49,998	14.8%	$ 53,811	$ 47,594	13.1%

STATEMENT OF CONDITION
(in $000's, unaudited)
	End of Period:
	12/31/2006	12/31/2005	Annual Chg
ASSETS
Cash and due from banks	$ 32,358	$ 28,174	14.9%
Fed funds sold	42,410	7,270	483.4%
Cash and cash equivalents	74,768	35,444	110.9%

Investment securities	88,365	124,510	-29.0%
Loans, net of allowance for loan losses of $5,052 in 2006 and $4,924 in 2005	455,584	409,956	11.1%
Premises and equipment, net	9,992	9,475	5.5%
Cash surrender value of bank-owned life insurance	10,461	10,053	4.1%
Interest receivable and other assets	15,491	13,259	16.8%
Total Assets	$ 654,661	$ 602,697	8.6%

LIABILITIES & CAPITAL
Deposits:
Non-interest bearing	$ 155,691	$ 155,320	0.2%
Interest bearing	319,874	361,073	-11.4%
Total Deposits	475,565	516,393	-7.9%

Interest payable and other liabilities	6,665	6,941	-4.0%
Other borrowings	104,000	19,000	447.4%
Junior subordinated debentures	10,310	10,310	0.0%
Total Deposits & Interest Bearing Liabilities	596,540	552,644	7.9%

SHAREHOLDERS' EQUITY
Preferred stock, no par value: 500,000 shares authorized; none issued and outstanding	-	-
Common stock, no par value: 15,000,000 shares authorized; 4,169,845 and 3,904,651
shares issued and outstanding at December 31, 2006 and 2005, respectively	47,445	39,965	18.7%
Accumulated other comprehensive loss	(1,598)	(1,478)	8.1%
Retained earnings	12,274	11,566	6.1%
Total shareholders' equity	58,121	50,053	16.1%
Total Liabilities and shareholders' equity	$ 654,661	$ 602,697	8.6%

CREDIT QUALITY DATA	End of Period:
	12/31/2006	12/31/2005
Non-Accruing Loans	$ 250	$ -
Over 90 Days PD and Still Accruing	-	-
Other Real Estate Owned	-	-
Total Non-Performing Assets	$ 250	$ -

Non-Performing Loans to Total Loans	0.05%	0.00%
Non-Performing Assets to Total Assets	0.04%	0.00%
Allowance for Loan Losses to Loans (net of deferred fees)	1.10%	1.19%

OTHER PERIOD-END STATISTICS	End of Period:
	12/31/2006	12/31/2005
Shareholders' Equity / Total Assets	8.9%	8.3%
Net Loans / Deposits	95.8%	79.4%
Non-Interest Bearing Deposits / Total Deposits	32.7%	30.1%